QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati]

April 12, 2004

Avocent Corporation
4991 Corporate Drive
Huntsville, Alabama 35805

Re: Registration Statement on Form S-8: Avocent Corporation's 2003 Inducement Plan and the OSA Technologies, Inc. 2000 Stock Plan

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 12, 2004 (the "Registration Statement") in connection with the registration pursuant to the Securities Act of 1933, as amended, of (i) 500,000 shares of your Common Stock (the "Inducement Plan Shares") reserved for issuance pursuant to Avocent Corporation's 2003 Inducement Plan and 389,175 shares of your Common Stock (the "OSA Plan Shares" and, together with the Inducement Plan Shares, the "Shares") reserved for issuance pursuant to the OSA Technologies, Inc. 2000 Stock Plan (the "OSA Plan" and, together with the 2003 Inducement Plan, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Shares under the Plans.

        It is our opinion that the Shares, as or when issued and sold in the manner described in the Registration Statement and in the Plans and pursuant to the respective agreements which accompany the Plans, are or will be legally issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

                      Very truly yours,

                      /s/ WILSON SONSINI GOODRICH & ROSATI

                      WILSON SONSINI GOODRICH & ROSATI
                      Professional Corporation

QuickLinks

  EXHIBIT 5.1